Exhibit 10.2
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 20, 2021, 2021(“Effective Date”) by and between BRICKELL BIOTECH, INC., a Delaware Company with a principal business address located at 5777 Central Avenue, Suite 102, Boulder, CO 80301 (the “Company”), and Monica E. Luchi, MD, FACR, MBA, a New Jersey resident, with an address of [***] (the “Executive”).

R E C I T A L S:

WHEREAS, the Executive is a physician possessing substantial experience in the field of pharmaceutical development;

WHEREAS, the Company seeks to employ Executive as the Chief Medical Officer (CMO) of the Company;

WHEREAS, the Executive is willing to make her services available to the Company as the CMO and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals, premises and mutual covenants set forth herein, the parties agree as follows:

1.Employment/Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as CMO of the Company, agreeing to satisfactorily complete the responsibilities commensurate with those duties and responsibilities of such position and the Company’s job description for that provided to Employee. Executive shall report to the Company’s Chief Executive Officer. Additionally, Executive shall diligently perform all other necessary and appropriate services to further the Company’s objectives and exercise such power and authority as may from time to time be delegated to her by the Board. The foregoing shall not limit her right to be involved in not-for-profit, civic or charitable activities -- nor limit the Executive’s right to serve as an advisor or board member -- for other non-competing corporate or not-for-profit entities, or to practice medicine and continue to see patients on a reduced basis and in line with Company needs and expectations per subsection 1.1 below, provided such outside activities and practice of medicine do not conflict or impede Executive’s performance of her duties and responsibilities to the Company or would conflict or impede with the Company’s business. The Company reserves the right to request that the Executive resign from such outside roles or cease seeing patients in the event that the Board perceives that the Executive is devoting less than her full-time attention to her responsibilities at the Company or that a potential conflict of interest arises as to the Company. The CMO agrees to inform the Company in advance of accepting any such outside roles to ensure alignment with the Company’s needs. Further, the CMO will adhere and comply with all Company policies as provided to her by the HR Department, including but not limited to the conflict of interest policy.

1.1The Company understands and agrees that Executive shall be allowed to spend up to four (4) hours per week treating patients in Executive’s personal clinical practice. It is understood that such work is completely outside the scope of, and wholly unrelated to,

Executive’s employment with the Company. Executive agrees to maintain appropriate commercial liability and medical malpractice insurance for said clinical practice and not to hold herself out as performing such services in her capacity as an employee of the Company.

2.Term. Executive shall commence employment with the Company on August 26, 2021 (“Start Date”). The Executive’s employment shall be at-will, meaning that the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice, subject to severance provisions set forth below and in compliance with all applicable laws. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire, is sometimes referred to in this Agreement as the “Termination Date”).

3.Compensation.

3.1Base Salary. The Company shall pay Executive an initial base salary at the annual rate of Four Hundred Thousand Dollars ($400,000) (the “Base Salary”). The Company shall review the Executive’s Base Salary from time to time and the Company may, but shall not be required to, increase the Base Salary during the Term of Employment. However, Executive's Base Salary may not be decreased during the Term of Employment other than as part of an across- the-board salary reduction that applies in the same manner to all Section 16 officers of the Company. All salary is payable subject to appropriate federal and state payroll withholding requirements in accordance with Company’s standard payroll practices.

3.2Equity and Bonuses.
a.Annual Bonus. For each fiscal year of the Term of Employment (“Bonus Period”), Executive will be eligible to receive an annual target performance bonus of Forty Percent (40%) of Base Salary (the "Performance Bonus"), based upon the achievement of mutually agreed performance milestones established by the Board (and the CEO); provided, however, nothing herein shall be a guarantee of any amount of bonus, or any bonus at all. In order to be eligible to receive a Performance Bonus, in addition to the other requirements of this Agreement, you must be employed for the full fiscal year to which the Performance Bonus applies, with the exception of 2021, in which you must be employed from the Start Date through the end of the calendar year. The Performance Bonus for 2021, if any is awarded, will be pro-rated from the Start Date. The Company shall have no obligation to provide Executive a Performance Bonus unless and until such a determination has been made by the Company consistent with the criteria described above at the conclusion of the applicable Bonus Period. Such Performance Bonus, if any, is subject to appropriate federal and state payroll withholding requirements in accordance with Company’s standard payroll practices. Any bonus payable pursuant to this Section 3.2 shall be paid by the Company to the Executive within two (2) months after the end of the applicable Bonus Period in which it is earned.

b.Equity. The Company shall recommend that the Compensation Committee of the Board grant to Executive an option to purchase, pursuant to an option agreement, 400,000 shares of Company common stock (the “Common Stock”), with an exercise price per share equal to the closing sales price per share of the Common Stock on the trading day immediately preceding the date of grant (the “Grant Date”), with such Grant Date determined by the Compensation Committee of the Board and as allowed by applicable securities laws as soon as possible at or after the Start Date (the “Option Grant”). Subject to the vesting acceleration terms described in this Agreement, twenty-five percent (25%) of the Option Grant shall vest one year from the Grant Date subject to Executive’s continuing employment with the Company, and none of the Option Grant shall vest before such date. The remaining shares subject to the Option Grant shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to Executive’s continuing employment with the Company. Any shares acquired upon exercise of the Option Grant by Executive will be subject to the terms and conditions of the Company’s equity incentive plan and option agreement to be entered into between Executive and the Company, as described herein.

4.Expense Reimbursement and Other Benefits.

4.1Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company will reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.2Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical insurance plans and any and all other employee benefit plans as are presently and hereinafter offered by the Company to its executives and their spouses, domestic partners and immediate families.
4.3Location. As part of your employment, Executive understands and agrees to spend a minimum of 5 business days per month in the Company’s principal place of buisness (Boulder, CO office), and as additionally requested by Company as business needs dictate, and/or at a mutually agreed upon off-site premise other than the Boulder, CO office, at the reasonable expense of the Company and subject to its expense and travel policy.

4.4Other Benefits.
a.Personal Time Off. The Executive shall be entitled to personal time off in accordance with the Company’s flexible time-off (FTO) and sick leave policies. Personal days shall not interfere with the duties required to be rendered by the Executive hereunder.

b.Association Dues. During the Term of this Agreement, the Company may pay reasonable initiation fees and dues payable in connection with the Executive’s membership(s) in those clubs and activities, as well as continuing medical education costs in line to maintain a license to practice medicine, which in the opinion of the Board are in furtherance and directly related to the active conduct of the Company’s business and are consistent with sound financial and tax planning.

c.Miscellaneous Benefits. The Executive shall receive additional employee benefits, if any, as the Board shall from time to time determine.

5.Termination.
5.1Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of her disability) to perform her duties and responsibilities under this Agreement or any other agreements between the parties, (ii) fraud, debarment, medical malpractice, embezzlement, misappropriation of funds, or breach of trust or fiduciary duties in connection with her services hereunder, (iii) conviction of any crime which involves dishonesty, harassment, securities laws, physical violence, or a breach of trust, (iv) loss or abandonment, or restrictions, on license to practice medicine in any state, (v) violation of any regulatory laws affecting the Company’s business, including, but not limited to, FDA or other similar authority’s disciplinary and enforcement actions, or (vi) gross negligence in connection with the performance of the Executive's duties and responsibilities hereunder; and where any and all of the foregoing are not cured by Executive within fifteen (15) calendar days after her written receipt of written notice of same from the Company. Any termination for Cause shall be made in writing by Company to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive her Base Salary to the effective date of termination. The Company shall have no further liability hereunder (other than for reimbursement for actual and reasonable business expenses incurred by Executive prior to the date of termination; subject, however, to the provisions of Section 4.1.,

5.2Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform her obligations hereunder for a period of one hundred eighty (180) calendar days in any rolling twelve (12)-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive any accrued but unpaid Performance Bonus, if any, for the fiscal year ending prior to the effective date of termination of the Executive’s employment with the Company. The Company shall have no further liability hereunder (other than for reimbursement for actual and reasonable business expenses incurred prior to the effective date of termination; subject, however to the provisions of Section 4.1.

5.3Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death; and (ii) pay to the Executive any accrued but unpaid Performance Bonus, if any, for the fiscal year ending prior to the the Executive’s date of death. The Company shall have no further liability hereunder (other than for reimbursement for actual and reasonable business expenses incurred prior to the date of the Executive's death; subject, however to the provisions of Section 4.1.

5.4Termination Without Cause. At any time, the Company shall have the right to terminate the Term of Employment by written notice for any reason to the Executive. Upon any termination pursuant to this Section 5.4, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive any accrued but unpaid Performance Bonus, if any, for the fiscal year ending prior to the date of termination of the Executive’s employment with the Company. Subject to Section 5.7 below, the Company shall further pay to the Executive the equivalent of six (6) months of Executive's Base Salary as of the effective date of termination in the form of a lump-sum payment, less applicable taxes and withholdings, on the next regularly scheduled payroll date following the Effective Date of the Release described in Section 5.7 below; and reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents for six (6) months following the effective date of termination(“Severance Benefits”). The Company shall have no further liability hereunder (other than for reimbursement for actual and reasonable business expenses incurred prior to the effective date of termination; subject, however, to the provisions of Section 4.1.

5.5Termination by Executive for Good Reason.
a.The Executive at all times shall have the right, upon fifteen (15) calendar days written notice to the Company, to terminate the Term of Employment for any reason, except that termination for Good Reason (defined below in Section 5.5(c)) shall be handled pursuant to Section 5.5 (b). Upon termination of the Term of Employment pursuant to this Section 5.5(a) by the Executive, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive her accrued but unpaid Performance Bonus, if any, for any Bonus Period ending on or before the termination of Executive’s employment with the Company.

b.Upon termination of the Term of Employment pursuant to this Section 5.5(b) by the Executive for Good Reason (defined below), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice; and (ii) pay to the Executive any accrued but unpaid Performance Bonus, if any, for the fiscal year ending prior to the effective date of termination of the Executive’s employment with the Company. Subject to Section 5.7 below, the Company further shall pay to the Executive the equivalent of six (6) months of Executive's Base Salary as of the effective date of termination in the form of a lump-sum payment, less applicable taxes and withholdings, on the next regularly scheduled payroll date following the Effective Date of the Release described in Section 5.7 below; and reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents for six (6) months following the effective date of termination (“Severance Benefits”). The Company shall have no further liability hereunder (other than for reimbursement for actual and reasonable business expenses incurred prior to the effective date of termination; subject, however, to the provisions of Section 4.1.

c.For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of duties and responsibilities inconsistent with the Executive's Section 16 officer position as the Company’s CMO (including titles and reporting requirements, authority, duties or responsibilities as provided by Section 1 of this Agreement), or other action by the Company which results in an actual diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken by the Company in bad faith and which the Company remedies promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure by the Company not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided however, that in order to effect resignation for Good Reason all of the following additionally must occur: (x) Executive must provide the Company with written notice within the sixty (60)- calendar day period following the event(s) giving rise to Executive’s intent voluntarily to resign her employment from the Company for Good Reason; (y) such event is not remedied by the Company within thirty (30) calendar days following the Company’s receipt of such written notice; and (z) Executive’s resignation is effective not later than thirty (30) calendar days after the expiration of such thirty (30)-calendar day cure period.

5.6Change in Control of the Company.
a.Payments. In the event that a termination of employment without Cause or for Good Reason occurs within twelve (12) months following a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company, subject to Section 5.7 below, the Company shall pay to the Executive the equivalent of twelve (12) months of Executive's Base Salary as of the effective date of termination in the form of a lump-sum payment, less applicable taxes and withholdings, on the next regularly scheduled payroll date following the Effective Date of the Release described in Section 5.7 below; reimburse the Executive for the monthly COBRA premium paid by the Executive for herself and her dependents for twelve (12) months following the effective date of termination; and fully accelerate the vesting of all outstanding, unvested options or other equity instruments of Company Common Stock granted to Executive such that all such equity shall be fully vested and exercisable by the Executive (“Change in Control Severance Benefits”). The Company shall have no further liability hereunder (other than for ~~(x)~~ reimbursement for actual and reasonable business expenses incurred prior to the effective date of termination; subject, however, to the provisions of Section 4.1.

b.For purposes of this Agreement, the term “Change in Control” shall mean approval by the shareholders of the Company of (i) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (ii) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

5.7Release and Resignation Requirement. The Severance Benefits and Change in Control Severance Benefits are conditioned on (i) the Executive delivering to the Company and making effective and irrevocable a general release of all claims in favor of the Company, in a form reasonably acceptable to the Company (the “Release”), which release shall be effective not later than forty-five (45) calendar days following the effective date of the applicable termination or resignation; (ii) Executive’s complying with the Release including any cooperation, non- disparagement or confidentiality provisions contained therein and continuing to comply with Executive’s obligations under the terms of this Agreement, including the non-solicit and non- compete provisions thereof; and (iii) Executive’s resignation, to be effective no later than the date of Executive’s termination or resignation date (or such other date as requested by the Company).

5.8Survival. The provisions of this Article 5 shall survive the termination or expiration of this Agreement, as applicable.

6.Restrictive Covenants.
6.1Non-Competition. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason other than by the Company without Cause (as defined in Section 5.1 hereof) or by the Executive for Good Reason (as defined in Section 5.5 hereof), the Executive shall not engage, directly or indirectly, in or have any interest in any sole proprietorship, partnership, Company or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (including any business that engages in the drug development business utilizing those specific pharmaceutical compounds developed, licensed or owned by the Company or any of its affiliates or subsidiaries); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control or, more than five percent (5%) of any class of capital stock of such Company.

6.2Nondisclosure. The Executive shall not at any time divulge, communicate, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's business plans, financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business, research & development, commercialization strategies) shall be deemed valuable, special and unique assets of the Company that are received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through her employment by the Company (including, but not limited to, information conceived, originated, discovered or developed by the Executive) prior to or after the effective date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

6.3Non-solicitation of Executives and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, Company, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any executive or former executive of the Company, unless such executive or former executive has not been employed by the Company for a period in excess of six months, and/or (b) knowingly call on or solicit any of the actual or targeted prospective clients or customers of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive knowingly make known the names and addresses of such clients or customers or any information relating in any manner to the Company's trade or business relationships with such clients or customers, other than in connection with the performance of Executive's duties under this Agreement.

6.4Books and Records. All books, records, and accounts relating in any manner to the business of the Company, customers, clients or prospects of the Company, reports, documents, analyses, or any information, whether prepared by or for the Executive or otherwise coming into the Executive's possession, shall be the sole and exclusive property of the Company and shall be returned immediately to the Company by Executive on termination of the Executive's employment hereunder or on the Company's request at any time.
6.5Definition of Company. The term “Company” also shall include for purposes of this Agreement any existing or future affiliates or subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company during the periods described herein.

6.6Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind. The Executive further acknowledges and confirms that her full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to her or otherwise to obtain income required for the comfortable support of her and her family and the satisfaction of the needs of her creditors. The Executive acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this this Agreement. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of, and shall be enforceable by, the Company’s successors and assigns.

6.7Reformation by Court. Notwithstanding anything in Article 14 (or otherwise in the Agreement) to the contrary, in the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

6.8Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.9Survival. The provisions of this Article 6 shall survive the termination or expiration of this Agreement, as applicable.

7.Mediation. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to litigation or some other dispute resolution procedure. Should mediation fail to produce a mutually acceptable solution to the Agreement dispute, then the parties agree that their sole recourse for dispute resolution shall be as provided in Section 8 below.

8.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boulder County, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules or the parties agree otherwise in writing). Within thirty (30) calendar days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) calendar days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the Company. The cost of any attorney fees shall be borne by each party individually, unless the payment of such fees is awarded to the prevailing party by the arbitrators. If advances are required to conduct the arbitration, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to seek to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

9.Assignment. This Agreement is personal in nature and accordingly may not be assigned by the Executive, in whole or in part, without the prior written consent of the Company, which may be withheld in the Company’s sole discretion. The Company, in its sole discretion, may assign this Agreement and all of its rights, benefits and obligations hereunder, whether by agreement or by operation of law.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of laws issues.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates or subsidiaries) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

12.Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested, or sent by confirmed e-mail, or facsimile transmission, addressed as set forth herein. Notices personally delivered, sent by e-mail or facsimile, or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) business days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Brickell Biotech, Inc., 5777 Central Avenue, Suite 102, Boulder, CO 80301, Attention: CEO, and (ii) if to the Executive, to her address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give written notice of to the other.

13.Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
14.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

15.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
16.Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement, subject to the dispute resolution provisions of the Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable court costs and reasonable attorneys’ fees of the other.

17.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.
19.Indemnification. The Company will indemnify the Executive pursuant to the terms and conditions of the indemnification provisions set forth in the Company’s certificate of incorporation.

20.Section 409A.
20.1General Compliance. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) covering, among other things, nonqualified deferred compensation, or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other calendar year;

(b)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
20.4Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:		Executive:

BRICKELL BIOTECH, INC.
A Delaware Company

By:	/s/ Robert Brown	By:	/s/ Monica E. Luchi
	Robert B. Brown, CEO		Monica E. Luchi, Individually

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